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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): June 11, 2003


                              CHENIERE ENERGY, INC.
             (Exact name of registrant as specified in its charter)


            Delaware                     1-16383                95-4352386
 (State or other jurisdiction   (Commission File Number)       (IRS Employer
       of incorporation)                                  Identification Number)


        333 Clay Street
          Suite 3400
         Houston, Texas                                           77002
(Address of principal executive offices)                        (Zip Code)

                                 (713) 659-1361
              (Registrant's telephone number, including area code)

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ITEM 5.   Other Events

     On May 15, 2003, Cheniere Energy, Inc. (the "Company") issued a press release announcing that Cheniere LNG, Inc., a wholly-owned subsidiary of the Company, had formed the partnership contemplated by the Limited Partnership Agreement for Corpus Christi LNG, L.P. executed on June 11, 2003, but effective as of May 15, 2003 by and among Corpus Christi LNG-GP, Inc., BPU LNG and Cheniere LNG, Inc. BPU LNG is an affiliate of Sherwin Alumina Company.

     In May 2003, Cheniere formed a limited partnership, Corpus Christi LNG, L.P. (Corpus LNG) to develop an LNG receiving terminal near Gregory, Texas across the bay from Corpus Christi, Texas. Under the terms of the Limited Partnership Agreement, Cheniere contributed its technical expertise and know-how, and all of the work in progress related to the Corpus Christi project in exchange for a 66.7% interest in Corpus LNG. BPU LNG contributed its, approximately 210-acre tract of land plus related easements and additional rights to a further 400 acres and will contribute the first $4,500,000 to fund Corpus Christi LNG project expenses and 33.3% of additional expenses. BPU holds a 33.3% interest in Corpus LNG. Cheniere will manage the project through its general partnership interest held by its wholly-owned subsidiary. Cheniere has engaged outside engineering, environmental and regulatory consultants and will continue to focus on the project design and planning phase of the Corpus Christi project. In order to advance the project, Corpus LNG will prepare the materials to be filed with the Federal Energy Regulatory Commission with the goal of filing such materials in January 2004.

     The press release and Limited Partnership Agreement are attached hereto as exhibits and incorporated herein in their entirety.

        (c)   Exhibits.

              10.1* Corpus Christi LNG, L.P. Limited Partnership Agreement, effective as of May 15 2003, by and among Corpus Christi LNG-GP, Inc., Cheniere LNG, Inc. and BPU LNG.

              99.1* Press release dated May 15, 2003 announcing the transactions contemplated by the Limited Partnership Agreement.

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              * - Filed Herewith

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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                CHENIERE ENERGY, INC.


        Date: June 11, 2003                By:   /s/ Don A. Turkleson
                                                --------------------------------
                                                Name:    Don A. Turkleson
                                                Title:   Chief Financial Officer